PHOENIX INDIA ACQUISITION CORP.
AGREES TO PURCHASE 65% OF CITIUS POWER LIMITED;
INTENDS TO SEEK AMENDMENT TO CERTIFICATE OF INCORPORATION

New York, New York, March 4, 2008 - Phoenix India Acquisition Corp. (OTCBB: PXIA, PXIAU, PXIAW) (“Phoenix”) today announced that it has entered into a definitive agreement to purchase convertible preferred shares of Citius Power Limited, a company registered under the laws of Mauritius (“Citius”), representing 65% of the common shares of Citius on an as converted, fully diluted basis. Citius Power Limited, through a 99.99% owned subsidiary in India, Citius Power Limited (India), has entered into agreements to purchase up to 109 Megawatts (“MW”) of operating wind energy assets in India and has a business plan to own and operate 3,000 MW of wind energy generating assets in India, subject to availability of financing.

Under the existing provisions of Phoenix’s certificate of incorporation, it would have to obtain stockholder approval and complete the transaction, by April 5, 2008. Phoenix does not believe that there is sufficient time remaining to complete those actions by that date. As a result, it is likely that the funds in the trust account funded with the proceeds of Phoenix’s initial public offering will be distributed to its stockholders. Phoenix intends to seek stockholder approval of an amendment to its certificate of incorporation to permit it to continue in existence following such distribution. Phoenix would then attempt to raise the capital needed to complete the transaction through a private placement. However, there is no assurance that its stockholders will approve such an amendment or that Phoenix will be able to raise the necessary funds.

Description of Citius Business

Citius’ subsidiary in India has entered into agreements (“Purchase Agreements”) to acquire operating wind energy assets with a total capacity of 109 MW. The assets include wind turbines, the land (or rights to use the land) on which the assets are installed, rights under long-term power purchase agreements (“PPA”), and receivables and liabilities associated with the assets (“Wind Energy Assets”). Simultaneously with the closing of Phoenix’s investment, Citius would close on Wind Energy Assets having a total capacity of 33 MW, for which all the legal, technical and financial due diligence has been satisfactorily completed. Additional capacity of approximately 22 MW where such due diligence has also been completed would be acquired within 90 days from closing of the Phoenix investment.

Provided sufficient funding is available, Citius intends to acquire the remaining 54 MW of existing and operational Wind Energy Assets mentioned above. Citius has also entered into other purchase agreements to acquire an additional 175 MW of newly constructed Wind Energy Assets with a delivery schedule in 2008, and 128 MW of existing assets also available for purchase in 2008. Further, the Company is in advanced stages of negotiations to acquire 800 MW of new constructs for deliveries between 2008 and 2012. The orders for new constructs can be finalized within three to six months of the close of this Transaction.

The operating Wind Energy Assets subject to Purchase Agreements are high quality, cash flow generating and relatively new (with an average age of five years), and have long term PPAs in place. The negotiated purchase price of these assets is based on a multiple of the Wind Energy Assets’ historic EBITDA.

The generation from all of these Wind Energy Assets is contracted under long term (approximately twenty year) PPAs with either the distribution companies of the relevant State Electricity Boards (“SEBs”), or independent third party purchasers, helping to ensure the security of cash flow of such assets for the duration of the PPA term. The Wind Energy Assets being acquired have been well-maintained by the operations and maintenance (“O&M”) contractors and have excellent performance records.

The Company has an India-based, seasoned management team that includes entrepreneurs, who have managed several successful businesses in India and one of the leading experts in installation of Wind Power facilities in India. The Advisory Board comprises prominent leaders from industry, banking and government.

Forward Looking Statements

This press release, and other statements that Phoenix may make, including statements about the transaction with Citius, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Phoenix’s and Citius’ future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Phoenix cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Phoenix assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Phoenix’s filings with the Securities and Exchange Commission (SEC) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance (i) the failure of Phoenix to obtain stockholder approval of an amendment to its certificate of incorporation to remove the provisions requiring it to dissolve if it does not complete an acquisition by April 5, 2008, (ii) the inability to raise the funds necessary to complete the transaction with Citius, (iii) the uncertainties inherent in completing any acquisition, and (iv) Citius’ ability to obtain the necessary funding to purchase the additional wind energy assets necessary to realize its business plan.

Phoenix’s prospectus and subsequent filings with the SEC, including the proxy statement it intends to file with the SEC with respect to the proposed amendment of its certificate of incorporation, are accessible on the SEC’s website at http://www.sec.gov, discuss these factors in more detail and identify additional factors that can affect forward-looking statements

Additional Information and Where to Find It

Phoenix intends to file with the SEC a proxy statement on Schedule 14A in connection with the proposed amendment to its certificate of incorporation. STOCKHOLDERS OF PHOENIX AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, PHOENIX’S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THIS PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION. Such persons can also read Phoenix’s final prospectus for a description of their rights to a distribution of funds from its IPO trust account if an acquisition is not completed by April 5, 2008. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed amendment. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, once available. The final prospectus and other relevant documents can also be obtained, without charge, at the SEC’s Internet site http://www.sec.gov or by contacting Phoenix’s main office at (212) 734-4600. As a result of the review by the SEC of the proxy statement, Phoenix may be required to make changes to the information contained in the proxy statement.